Exhibit 99.1

Press Release	Investor Contact: Will Gabrielski Senior Vice President, Investor Relations 213.593.8208 William.Gabrielski@aecom.com	Media Contact: Brendan Ranson-Walsh Vice President, Global Communications & Corporate Responsibility 213.996.2367 Brendan.Ranson-Walsh@aecom.com

AECOM announces cash tender offer for 5.875% Senior Notes due 2024 and 5.125% Senior Notes due 2027

LOS ANGELES (June 17, 2020) — AECOM (NYSE:ACM), the world’s premier infrastructure firm, today announced that it has commenced a cash tender offer (the “Offer”) to purchase for cash up to $639 million (the “Offer Amount”) in aggregate principal amount of its outstanding 5.875% Senior Notes due 2024 and 5.125% Senior Notes due 2027 (collectively, the “Notes”).

AECOM is making the Offer at par to satisfy obligations under the indentures governing the Notes relating to the use of certain cash proceeds from AECOM’s previously announced disposition of its Management Services business, which was completed on January 31, 2020.

Tendering holders will receive an amount in cash equal to $1,000 for each $1,000 principal amount of Notes accepted for purchase, plus accrued and unpaid interest to, but not including, the Purchase Date (as defined below) (the “Offer Consideration”).

The Offer is currently scheduled to expire immediately after 11:59 P.M., New York City time, on July 16, 2020 (such time and date, as it may be extended, the “Expiration Date”).

Upon the terms and subject to the conditions described in the Offer to Purchase to be distributed to holders of Notes (the “Offer to Purchase”), AECOM will accept for purchase Notes validly tendered under the Offer on or prior to the Expiration Date and not validly withdrawn on or prior to the withdrawal deadline, subject to proration to the extent the aggregate principal amount of the Notes tendered in the offer exceeds the Offer Amount. Payment of the Offer Consideration for the Notes so accepted for purchase is expected to be made on the third business day following the Expiration Date (the date of such payment, the “Purchase Date”).

The Offer is subject to the conditions set forth in the Offer to Purchase. AECOM reserves the right, subject to applicable law and the terms of the indentures governing the Notes, to (i) waive any and all conditions to the Offer at any time, (ii) extend the Expiration Date or terminate the Offer at any time and (iii) otherwise modify, amend or waive any terms of the Offer in any respect at any time.

This press release does not constitute an offer to purchase any security. No offer will be made in any jurisdiction in which, or to or from any person to or from whom, it is unlawful to make such offer. The Offer will only be made pursuant to the terms of the Offer to Purchase. Holders are urged to read the Offer to Purchase carefully before making any decision with respect to the Offer. Holders of Notes must make their own decisions as to whether to tender any or all of their Notes.

Holders may obtain copies of the Offer to Purchase from the Information and Tender Agent for the Offer, D.F. King and Co., Inc., by calling (212) 269-5550 (banks and brokers only) or (866) 207-3626 (toll free) or by email at aecom@dfking.com.

None of AECOM, the Information and Tender Agent or any other person makes any recommendation as to whether holders of Notes should tender their Notes, and no one has been authorized to make such a recommendation.

1

About AECOM

AECOM (NYSE:ACM) is the world’s premier infrastructure firm, delivering professional services across the project lifecycle – from planning, design and engineering to consulting and construction management. We partner with our clients in the public and private sectors to solve their most complex challenges and build legacies for generations to come. On projects spanning transportation, buildings, water, governments, energy and the environment, our teams are driven by a common purpose to deliver a better world. AECOM is a Fortune 500 firm with revenue of approximately $20.2 billion during fiscal year 2019. See how we deliver what others can only imagine at aecom.com and @AECOM.

Forward-Looking Statements

All statements in this communication other than statements of historical fact are “forward-looking statements” for purposes of federal and state securities laws, including any statements of the plans, strategies and objectives for future operations, profitability, strategic value creation, coronavirus impacts, risk profile and investment strategies, and any statements regarding future economic conditions and performance, and the expected financial and operational results of AECOM. Although we believe that the expectations reflected in our forward-looking statements are reasonable, actual results could differ materially from those projected or assumed in any of our forward-looking statements. Important factors that could cause our actual results, performance and achievements, or industry results to differ materially from estimates or projections contained in our forward-looking statements include, but are not limited to, the following: our business is cyclical and vulnerable to economic downturns and client spending reductions; impacts caused by the coronavirus and the related economic instability and market volatility, including the reaction of governments to the coronavirus, including any prolonged period of travel, commercial or other similar restrictions, the delay in commencement, or temporary or permanent halting of construction, infrastructure or other projects, requirements that we remove our employees or personnel from the field for their protection, and delays in planned initiatives by our governmental or commercial clients or potential clients; losses under fixed-price contracts; limited control over operations run through our joint venture entities; liability for misconduct by our employees or consultants; failure to comply with laws or regulations applicable to our business; maintaining adequate surety and financial capacity; high leverage and potential inability to service our debt and guarantees; exposure to Brexit; exposure to political and economic risks in different countries; currency exchange rate fluctuations; retaining and recruiting key technical and management personnel; legal claims; inadequate insurance coverage; environmental law compliance and adequate nuclear indemnification; unexpected adjustments and cancellations related to our backlog; partners and third parties who may fail to satisfy their legal obligations; AECOM Capital real estate development projects; managing pension cost; cybersecurity issues, IT outages and data privacy; risks associated with the benefits and costs of the Management Services transaction, including the risk that the expected benefits of the Management Services transaction or any contingent purchase price will not be realized within the expected time frame, in full or at all; the risk that costs of restructuring transactions and other costs incurred in connection with the Management Services transaction will exceed our estimates or otherwise adversely affect our business or operations; as well as other additional risks and factors that could cause actual results to differ materially from our forward-looking statements set forth in our reports filed with the Securities and Exchange Commission. Any forward-looking statements are made as of the date hereof. We do not intend, and undertake no obligation, to update any forward-looking statement.

2